Owens & Minor, Inc.
Summary Apria Adjusted EBITDA Reconciliation (unaudited)

In connection with Owens & Minor, Inc.'s (the "Company") acquisition of Apria, Inc. ("Apria") on March 29, 2022, we have revised Apria’s historical presentation and calculation of adjusted EBITDA to reflect our presentation and calculation of adjusted EBITDA. Accordingly, the following items were deducted from the historical Apria adjusted EBITDA calculation for the twelve months ended March 31, 2022 in our presentation of Apria adjusted EBITDA, as presented in our May 3, 2022 Form 8-K, Exhibit 99.1: $1.8 million of Apria post-acquisition contribution, $2.2 million of stock-based compensation (one-time award at IPO), $5.8 million of other stock-based compensation and $1.2 million of loss from equity method investment.

Use of Non-GAAP Measures

This Current Report on Form 8-K contains financial measures that are not calculated in accordance with U.S. generally accepted accounting principles ("GAAP"). In general, the measures exclude items and charges that (i) management does not believe reflect the Company’s core business and relate more to strategic, multi-year corporate activities; or (ii) relate to activities or actions that may have occurred over multiple or in prior periods without predictable trends. Management uses these non-GAAP financial measures internally to evaluate the Company's performance, evaluate the balance sheet, engage in financial and operational planning and determine incentive compensation.

Non-GAAP financial measures presented in this Current Report may be calculated differently from, and therefore may not be comparable to, similarly titled measures used by other companies.

The non-GAAP financial measures disclosed by the Company should not be considered substitutes for, or superior to, financial measures calculated in accordance with GAAP, and the financial results calculated in accordance with GAAP set forth above should be carefully evaluated.